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Exhibit 5

HART & TRINEN, LLP
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

William T. Hart, P.C. Donald T. Trinen		Email: harttrinen@aol.com Facsimile: (303) 839-5414
(303) 839-0061

May 5, 2011

Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77056

        This letter will constitute an opinion upon the legality of the sale by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of up to 8,750,000 units (the "Units"), including Units covered by the underwriters' over-allotment option and units underlying the Representative's Warrant, up to 17,500,000 shares of the Company's common stock, (the "Common Stock") and up to 8,750,000 Class A Warrants (the "Warrants"), all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

        We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the securities mentioned above and such securities, when sold, will represent fully paid and non-assessable Units, shares of Common Stock and Class A Warrants as the case may be.

Very truly yours,

HART & TRINEN

William T. Hart

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  Exhibit 5